                                                             Exhibit 3.3











                             WO CONSULTING, INC.


              --------------------------------------------------



                     NOTE AND WARRANT PURCHASE AGREEMENT


             ---------------------------------------------------



                      UP TO $1,928,250 PRINCIPAL AMOUNT
                   12% SENIOR CONVERTIBLE PROMISSORY NOTES
                             DUE DECEMBER 1, 1997


                             WARRANTS TO PURCHASE
                            SHARES OF COMMON STOCK
                           $.01 PAR VALUE PER SHARE




    EXECUTED ON FEBRUARY 28, 1997, BUT INTENDED BY THE PARTIES HERETO TO BE
                         EFFECTIVE AS OF JANUARY , 1997

                             WO CONSULTING, INC.

                     Note and Warrant Purchase Agreement

                              TABLE OF CONTENTS

                                                                          PAGE

Article 1.   DEFINITIONS....................................................1
            1.2   Defined Terms.............................................1
            1.3   Other Definitional Provisions.............................6

Article 2.         PURCHASE AND SALE OF SENIOR NOTES AND WARRANTS...........7
            2.1   Senior Notes..............................................7
            2.2   Disbursements.............................................7
            2.3   Warrants..................................................7
            2.3   Consideration for Purchase of the Senior Note.............7
            2.4   Consideration for Purchase of the Warrants................7
            2.5   Return of Warrants........................................8
            2.6   Issue Price; No Discount..................................8

Article 3.  TERMS OF THE SENIOR NOTES; USE OF PROCEEDS,
            REGISTRATION RIGHTS.............................................8
            3.1   Terms of the Senior Note..................................8
                  (a)    Prepayments........................................8
                  (b)    Prepayment upon Sale, Third-Party Financing or
                         Change of Control..................................8
                  (c)    Interest...........................................9
                  (d)    Default Rate of Interest...........................9
                  (e)    Maximum Legal Rate of Interest.....................9
                  (f)    Manner of Payment..................................9
                  (g)    Application of Payments............................9

            3.2   Use of Proceeds...........................................9
            3.3   Conversion Privilege and Conversion Price.................9
            3.4   Senior Note..............................................10
            3.5   Security for Promissory Note.............................10
            3.6   Registration of Note Shares and Warrant Shares...........10
            3.7   Mandatory Conversion.....................................11

Article 4.  REPRESENTATIONS AND WARRANTIES.................................11
            4.1   Corporate Existence; Capitalization......................11
            4.2   Authority................................................12
            4.3   Due Execution and Delivery; Binding Effect...............12
            4.4   Consents; Governmental Approvals.........................12
            4.5   Absence of Conflicts.....................................12

            4.6   No Default...............................................12
            4.7   Financial Data...........................................13
            4.8   Title to Property and Assets.............................13
            4.9   Solvency.................................................13
            4.10  Tax Liabilities..........................................14
            4.10  Margin Securities........................................14
            4.11  Subsidiaries; Joint Ventures.............................14
            4.12  Litigation and Proceedings...............................14
            4.14  Defaults; Adverse Changes................................14
            4.15  Insurance................................................15
            4.16  Patents, Trademarks, Licenses, etc.......................15
            4.17  Environmental Matters....................................15
            4.18  Brokers' Fees............................................15
            4.19  Investment Company Act...................................16
            4.20  Disclosure...............................................16
            4.21  Benefit Plan Matters.....................................16
            4.22  Liabilities and Obligation...............................16
            4.23  Material Contracts and Commitments.......................17

Article 5.  CONDITIONS PRECEDENT...........................................17
            5.1   Purchaser Documents. ....................................17
            5.2   Other Documents..........................................17
            5.3   Representations and Warranties; No Default or
                  Event of Default.........................................18
            5.4   Consent of Stockholders of Surviving Corporation.........18
            5.5   Additional Matters.......................................18
            5.6   Due Diligence; No Adverse Change or Events...............18

Article 6.  AFFIRMATIVE COVENANTS......................................... 18
            6.1   Financial and Other Information..........................19
            6.2   Inspection...............................................20
            6.3   Taxes....................................................20
            6.4   Notice of Suit or Adverse Change in Business.............20
            6.5   Environmental Laws.......................................21
            6.6   Notices Relating to Transactions.........................21
            6.7   Boards of Directors......................................21
            6.8   Profit Sharing or ESOP Plan..............................22
            6.9   Merger with Public Shell.................................22

Article 7.  NEGATIVE COVENANTS.............................................22
            7.1   Liens or Encumbrances....................................23
            7.2   Indebtedness.............................................23
            7.3   Consolidations, Mergers or Acquisitions..................23
            7.4   Investments or Loans.....................................23
            7.5   Contingent Obligations...................................23
            7.6   Disposal of Property.....................................24
            7.7   Capital Expenditure Limitations..........................24

            7.8   Contracts with Manufacturers.............................24
            7.9   Compensation.............................................24
            7.10  Dividends, Stock Redemptions, Etc........................24
            7.11  Issuances of Stock.......................................24
            7.12  Amendment of Certificate of Incorporation or By-laws.....25
            7.13  Fiscal Year End..........................................25
            7.14  Transactions with Affiliates.............................25

Article 8.  EVENTS OF DEFAULT..............................................25

Article 9.  CONSENTS.......................................................27

Article 10. SECURITIES LAW MATTERS.........................................27
            10.1  Securities Act...........................................27
            10.2  Resales..................................................27
            10.3  Legends..................................................28

Article 11. TRANSFERS......................................................28
            11.1  Transfers................................................28
            11.2  Participation of Partners................................28
            11.3  Issuance of New Notes....................................29

Article 12. EFFECTIVENESS OF AGREEMENT.....................................29

Article 13. STANDSTILL AND ANTI-DILUTION PROVISIONS........................30
            13.1  Standstill Provision.....................................30
            13.2  Anti-Dilution Provision..................................30

Article 14. JUDICIAL PROCEEDINGS...........................................30

Article 15. MISCELLANEOUS..................................................31
            15.1  Notices..................................................31
            15.2  Cumulative Remedies, Etc.................................32
            15.3  No Oral Changes; Assignment; Survival of Representations.32
            15.4  Expenses.................................................32
            15.5  Loss or Destruction of a Senior Note.....................32
            15.6  Indemnification Generally................................33
            15.7  Governing Law............................................33
            15.8  Counterparts.............................................33
            15.9  Captions; Gender.........................................33




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                               LIST OF EXHIBITS

EXHIBIT A Form of 12% Senior Convertible Note
EXHIBIT B Form of Warrant
EXHIBIT C Form of Security Agreement for the Promissory Note


                              LIST OF SCHEDULES

Schedule  4.1 List of Stockholders (including Common Stock, preferred stock, warrants, stock options and convertible securities)
Schedule 4.15 List of Insurance Policies
Schedule 4.16 List of Patents, Trademarks, Licenses, etc.
Schedule 4.22 List of Company Liabilities
Schedule 4.23 List of Company's Material Contracts, Commitments and Similar
              Agreements
Schedule 7.9  List of Officer Compensation
Schedule 7.14 List of Transactions with Affiliates

                               WO CONSULTING, INC.


                       NOTE AND WARRANT PURCHASE AGREEMENT


                      Up to $1,928,250 Principal Amount
                   12% Senior Convertible Promissory Notes
                             Due December 1, 1997

                         Warrants to Purchase Shares
                               of Common Stock
                           $.01 Par Value Per Share



      This Note and Warrant Purchase Agreement ("Agreement") is executed on February 28, 1997, but is intended by the parties to be effective as of January 1, 1997, between WO Consulting, Inc., a Delaware corporation (the "Company"), and Scottsdale Technologies-I, L.P., a Delaware limited partnership (the "Partnership").

      The Company wishes to issue and sell the 12% Senior Convertible Promissory Notes due December 1, 1997 to the Partnership in exchange for the principal and interest outstanding pursuant to the Promissory Note (the "Existing Note") issued by the Company's predecessor, Scottsdale Technologies, Inc. ("Scottsdale"), in favor of Software Funding Corp., the Partnership's general partner ("Software Funding"), as agent for certain investors and an additional principal amount of up to $1,504,250 and Warrants to purchase up to an aggregate of 1,641,111 shares of the Company's Common Stock for $10.00 per share (subject to certain adjustments) (the "Warrants") in exchange for $.01 per Warrant.

      The Senior Notes and Warrants will be issued pursuant to and subject to the terms and conditions of this Agreement.

      In connection with the issuance of the Senior Notes and Warrants, the Company agrees with the Partnership and the Partnership agrees with the Company as follows:


            Article 1. DEFINITIONS.

            1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "Affiliate" of any Person shall mean any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such first Person, (b) that directly or beneficially owns five percent (5%) or more of any class of the voting stock of such first Person, or (c) five percent (5%) or more of whose voting stock (or in the case of a Person which is not a corporation, five percent (5%) or more of whose equity interest) is owned directly or beneficially by such first Person.

            "Agreement" shall mean this Note and Warrant Purchase Agreement, together with all Exhibits and Schedules hereto, as from time to time amended, modified or supplemented.

            "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Phoenix, Arizona are authorized or required by law to close.

            "Capital Expenditures" shall mean the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto which is required by GAAP to be included in or reflected by property, plant and equipment or similar fixed assets on the balance sheet of a Person, having a useful life of more than one year, including as a cost the aggregate amount of expenses, charges, goods exchanged or services rendered or payments due or arising in connection with the direct or indirect acquisition of such assets or improvements, replacements, substitutions or additions by way of increased product or service charges or offset items or barter exchange or in connection with Capital Leases, and the entire principal amount of any Indebtedness assumed or incurred in connection therewith, in each case without duplication; provided, that the value of any property leased pursuant to operating leases shall also be included in Capital Expenditures.

            "Capital Lease" shall mean any lease of any property (whether real, personal or mixed) of any Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of such Person.

            "Capital Stock" shall mean any and all shares, interests, participation or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or equity interests in a Person other than a corporation (including partnership interests and membership interests), and any and all warrants, options, conversion rights or other rights to obtain any of the foregoing.

            "Change of Control" shall mean any event by which any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors of the Company.

            "Closing" shall mean the completion of the transactions contemplated by this Agreement, including the purchase of the Senior Notes and Warrants.

            "Closing Date" shall mean the date of the closing of the Transactions.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

            "Company" shall mean WO Consulting, Inc.

            "Contingent Obligations" shall mean as to any Person any direct or indirect liability, by guaranty, endorsement, assumption agreement or otherwise, of that Person or with respect to the obligations of another, whether to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet item, level of income or financial condition of another.

            "Default" shall mean any of the events specified in Article 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or the happening of any other condition, has been satisfied.

            "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

            "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or any hazardous materials, including without limitation, the Rivers and Harbors Act of 1899, 33 U.S.C. Section 401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, as amended ("CERCLA") 42 U.S.C. Section 9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Safe Drinking water Act, 42 U.S.C. Section 3808 et seq.; and their counterparts under state and any local law.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "Event of Default" shall mean any of the events specified in Article 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Existing Note" shall have the meaning set forth in the recitals to this Agreement.

            "Financial Statements" shall have the meaning set forth in Section 4.7.

            "GAAP" shall mean generally accepted accounting principles as used by the Financial Accounting Standards Board, as in effect from time to time, consistently applied.

            "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Holder" shall mean any holder from time to time of a Senior Note, a Warrant, a Note Share or a Warrant Share.

            "Indebtedness" of any Person shall mean (without duplication) (i) all indebtedness for borrowed money or evidenced by notes, bonds, debentures or similar evidences of indebtedness of such Person, all obligations of such Person for the deferred and unpaid purchase price of any property, service or business (other than trade accounts payable and accrued liabilities incurred in the ordinary course of business and constituting current liabilities in accordance with GAAP), (ii) all obligations under any Capital Leases of such Person, (iii) any liability of such Person secured by any lien on property owned or acquired by such Person, whether or not such liability shall have been assumed (but if such liability has not been assumed by such Person, only to the extent that the value of the asset(s) is subject to such lien), (iv) all Contingent Obligations of such Person, (v) letters of credit and all obligations of such Person relating thereto, and (vi) all obligations of such Person in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates.

            "Material Adverse Effect" shall mean a material adverse effect on
(a) the assets, performance, condition (financial or otherwise), operations, business or prospects of the Company, or (b) the ability of the Company to pay or perform when due its obligations under any of the Purchaser Documents.

            "Note Shares" shall mean the shares of Common Stock issuable or issued upon the conversion of the Senior Notes, and shall also include in the case of any reorganization, reclassification, consolidation, merger or sale of assets of the Company, the stock or other equity interest, securities or assets provided for in the Senior Notes.

            "Partnership" shall mean Scottsdale Technologies-I, Ltd., a Delaware limited partnership.

            "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, limited liability company, association, corporation, institution, entity, party, or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation any instrumentality, division, agency, body or department thereof).

            "Plan" shall mean any employee benefit plan within the meaning of
Section 3(3) of ERISA.

            "Principal Stockholders" shall mean Eric J. Schedeler, C. Kimball McCusker and Michael L. Slover.

            "Pro Forma Balance Sheet" shall have the meaning set forth in
Section 4.7.

            "Pro Forma Date" shall have the meaning set forth in Section 4.7.

            "Projections" shall have the meaning set forth in Section 4.7.

            "Promissory Note" shall mean the Convertible Promissory Note in the aggregate principal amount of up to $1,928,250 executed by the Scottsdale in exchange for the agreement of Software Funding on behalf of certain investors to disburse funds to Scottsdale to finance the operations of the Company prior to Closing.

            "Purchaser" shall have the meaning set forth in Section 11.1.

            "Purchaser Documents" shall mean, collectively, this Agreement, the Promissory Note, the Senior Notes, the Warrants, the Security Agreement and any other agreement, document or certificate relating to any thereof.

            "Registration Statement" shall have the meaning set forth in Section 3.6.

            "SEC" shall mean the Securities and Exchange Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Security Agreement" shall mean the Security Agreement between the Company and Partnership securing the obligations of the Company pursuant to the Senior Notes substantially in the form attached hereto as Exhibit C.

            "Senior Notes" shall have the meaning set forth in the recitals to this Agreement, and shall be substantially in the form attached hereto as Exhibit A.

            "Subsidiary" shall mean, with respect to any Person, (i) any corporation of which fifty percent (50%) or more of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly owned by such Person or (ii) any partnership, limited liability company or joint venture or other entity of which fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by such Person.

            "Tax" shall mean any United States or other federal, state, provincial, local or foreign income, gross receipts, property, sales, goods and services use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.

            "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

            "Transactions" shall mean all transactions contemplated by this Agreement and the Purchaser Documents which are to be consummated on the Closing Date.

            "Warrants" shall mean Warrants to purchase up to 1,641,111 shares of Common Stock of the Company or its successors, subject to certain adjustments set forth in this Agreement, dated as of the Closing and shall be substantially in the form attached hereto as Exhibit B.

            "Warrant Shares" shall mean the shares of Common Stock issuable or issued upon exercise of the Warrants, and shall also include in case of any reorganization, reclassification, consolidation, merger or sale of assets, the stock or other equity interest, securities, or assets provided for in the Warrants.

            1.4   Other Definitional Provisions.

               (a) Any term used herein which is not defined herein has the meaning given thereto in the Promissory Note, Senior Notes or Warrants.

               (b) As used herein, in the other Purchaser Documents, and in any certificate, report or other document made or delivered pursuant hereto or thereto, unless otherwise defined herein accounting terms shall have the respective meanings given to them under GAAP.

               (c) The words "hereof," "herein," "hereunder" and "hereto" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references contained in this Agreement are references to Sections, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

               (d) The meanings given to the terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

            Article 2.  PURCHASE AND SALE OF SENIOR NOTES AND WARRANTS

            2.1 Senior Notes. The Company agrees to sell to the Partnership, and the Partnership agrees to purchase from the Company, on the Closing Date, a Senior Note in the principal amount of up to $1,928,250. The Senior Note shall be dated the Closing Date and substantially in the form of Exhibit A and shall be payable on December 1, 1997 (subject to mandatory prepayment provisions set forth herein).

            2.2 Disbursements. Holder will disburse the principal of the Senior Note to the Company in one or more advances from time to time, in each case upon not less than two Business Days prior request by the Company. In no event shall the total of such advances be more than the principal amount of this Note. Holder will not be obligated to disburse any advance unless (a) no Event of Default exists; (b) the disbursement of the advance is permitted by law; (c) the Holder shall determine in its sole discretion that the enforcement, collectibility or protection of the principal of this Note is not, and would not be, at an unacceptable risk; and (d) the disbursement of the advance would not adversely effect the Company's ability to register shares of its Common Stock (including the Note Shares and Warrant Shares) for sale to the public.

            2.3 Warrants. The Company agrees to issue and sell to the Partnership and the Partnership agrees to purchase from the Company, on the Closing Date, one or more Warrants to purchase up to 1,641,111 shares of Common Stock of the Company. The exercise price for each Warrant shall be $10.00 per share subject to subsequent adjustment as set forth in the Warrants. The Warrants shall be exercisable at any time or from time to time after the Closing Date, and shall expire at the close of business on June 30, 2006. The Warrants shall be issued pursuant to this Agreement and shall be substantially in the form of Exhibit B attached hereto, with the blanks appropriately filled in conformity herewith, and shall be dated the Closing Date.

            2.4 Consideration for Purchase of the Senior Note. Subject to the terms of this Agreement, the Partnership hereby agrees to exchange the principal amount of the Promissory Note and any accrued and unpaid interest thereon in exchange for $424,000 in principal amount of the Senior Note and agrees to provide the Company a line of credit in the amount of up to $1,504,250 which will be disbursed at Closing), pursuant and subject to the terms of the Senior Note (the "Note Consideration").

            2.5 Consideration for Purchase of the Warrants. Subject to the terms of this Agreement, the Partnership hereby agrees to pay to the Company at Closing, by cashier's check or wire transfer to the account of the Company, $16,411, or $0.01 per Warrant, as the consideration for the purchase of the Warrants.

            2.6 Return of Warrants. Upon maturity of the Senior Note, if: (i) the total of all advances under the Note is less than $1,928,250, including the $424,000 of principal received in exchange for the Promissory Note; and (ii) the Partnership has declined to make an advance pursuant to Section 2.3 of the Senior Note (and did not subsequently make an advance for a substantially similar purpose or in a substantially similar amount) (a "Declined Advance"), then the Partnership shall return to the Company an amount of Warrants equal to the quotient of the lesser of (x) the difference between _________ minus the total amount of advances or disbursements under the Senior Notes (including the principal amount exchanged for the Promissory Note) or (y) the Declined Advances divided by $1.50, rounded to the nearest whole number.

            2.7 Issue Price; No Discount. Having considered all facts relevant to a determination of the value of the Senior Note and the Warrants being acquired by the Partnership, including among other things the highly leveraged nature of the Company's capitalization and the nature of its business and prospects, the Company and the Partnership have concluded and do hereby agree that the present value of all scheduled payments of principal of and interest on the Senior Note is $1,504,250, based on yields of comparable debt instruments of comparable issuers. Accordingly, the Company and the Partnership agree that for purposes of the Code, and for purposes of determining any original issue discount with respect to the Senior Note thereunder, the "issue price" of the Senior Note is $1,504,250. Neither the Company nor the Partnership shall take a position on any income tax return, before any Governmental Authority charged with the collection of any income tax or in any judicial proceeding that is inconsistent with the terms of this Section 2.7.

            Article 3. TERMS OF THE SENIOR NOTES; USE OF PROCEEDS; REGISTRATION RIGHTS.

            3.1         Terms of the Senior Note.

            (a) Prepayments. At any time before the Maturity Date the Company may prepay the Senior Note, in whole or in part, upon thirty (30) days' prior written notice given to Holder. Notwithstanding anything to the contrary herein, if the Company elects to prepay the Senior Note in whole or in part, other than pursuant to a mandatory prepayment set forth below, the Holder shall have a period of thirty (30) days from the date on which it receives notice of such prepayment in which to elect to convert the Senior Note or that portion of the Senior Note that the Company elects to prepay, as the case may be, and to acquire shares of Common Stock, on the terms and subject to the conditions set forth in the Senior Note.

            (b) Prepayment upon Sale, Third-Party Financing or Change of Control. If (i) the Company at any time sells, exchanges or otherwise transfers 25% or more of its assets (other than inventory sold in the ordinary course of business) or (ii) there shall be a Change of Control, then the Company may be required to repurchase the Senior Notes in the sole and absolute discretion of the Holder or Holders of such Senior Note, together with accrued interest thereon to the date of such prepayment as set forth in the Senior Notes. In addition, in the event the Company (A) is unable to register the resale of the Note Shares and Warrant Shares under the Securities Act pursuant to a valid registration statement and (B) completes any debt or equity financing with any third-party, the Senior Notes shall become immediately due and payable, unless waived in writing in the sole and absolute discretion of the Holder or Holders of such Senior Note, in an amount equal to the lesser of (y) the aggregate amount of principal and unpaid interest outstanding on such Senior Note or (z) the net proceeds of any such financing.

            (c) Interest. Interest on the Notes shall accrue at the rate of 12% per annum and shall be deferred and interest on such deferred interest shall accrue at the rate of 12% per annum, compounded monthly.

            (d) Default Rate of Interest. If any principal or accrued interest of the Senior Notes is not paid when due, or there exists an Event of Default, the Senior Notes shall bear interest thereafter, until such overdue principal or interest is paid in full or such Event of Default is cured, at the maximum rate permitted by applicable law.

            (e) Maximum Legal Rate of Interest. Nothing in this Agreement or in the Senior Notes shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law.

            (f) Manner of Payment. All payments and prepayments of principal of, premium, if any, and interest on the Senior Notes, and any other fees or payments due hereunder, shall be made, without setoff or counterclaim, to the Holders of the Senior Notes by wire transfer or other transfer or delivery of funds, in accordance with each Holder's instructions from time to time, so that such funds are received by and available to the Holders on or before the due date of each such payment. Any principal, interest or other amount payable hereunder that becomes due on a day that is not a Business Day shall be payable on the preceding Business Day.

            (g) Application of Payments. All payments of principal and interest on the Senior Notes shall be applied (to the extent thereof) to the Senior Notes pro rata based on the principal amount outstanding and held by each Holder thereof.

            3.2 Use of Proceeds. The Company will use the proceeds of the sale of the Senior Notes and Warrants for working capital purposes. The Company agrees that until all amounts outstanding under the Senior Notes have been repaid or converted into shares of Common Stock, it shall provide the Partnership at least ten (10) days prior to the beginning of each month a monthly budget showing all planned and expected expenditures for such month, and the proceeds will be used only as provided in such monthly budget approved by the Partnership.

            3.3 Conversion Privilege and Conversion Price. Subject to and upon compliance with the provisions of this Section, at the option of Holder, all or any part of the Senior Note may be converted into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock at any time (i) for 955,000 shares of Common Stock for the initial $428,250 of principal advanced pursuant to the Senior Note and (ii) the remaining principal and accrued and unpaid interest outstanding under the Senior Note may be converted at the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Conversion Price shall be initially $1.35 per share of Common Stock.

            3.4 Senior Note. This Note is the senior obligation of the Company senior in right of payment to all Indebtedness of the Company. As of the date hereof, the Company has no Indebtedness outstanding senior to the Senior Note. The Company will not incur any Indebtedness unless such Indebtedness is expressly made subordinate to this Note.

            3.5 Security for Promissory Note. The Convertible Note will be secured by a General Security Agreement pursuant to which the Partnership is granted a security interest in all personal property, licenses, patents, copyrights, trademarks, trade names, and all other intellectual property, fixtures, goods, inventory, equipment, accounts, chattel paper, contract rights, fixtures and other property of the Company, wherever located, whether now or hereafter existing and whether now owned or hereafter acquired of every kind and description, tangible or intangible, and all products and proceeds thereof, including, but not limited to, any rights, title or interest of the Company in any contract, software, license, copyright or other intellectual property related to the programmable remote control device trademarked as Program Master.

            3.6 Registration of Note Shares and Warrant Shares. Within 120 days of the consummation of the merger described in Section 6.9 hereof, the Company will file with the SEC a registration statement registering the resale of the Note Shares and Warrant Shares following the conversion of the Senior Note or exercise of the Warrants, as applicable (the "Registration Statement"). The Company shall use its best efforts to cause the Registration Statement to become effective as soon as practicable and to cause the Note Shares and Warrant Shares to be qualified in such state jurisdictions as the Holder of such Senior Note or Warrant may reasonably request, provided that the Company shall not be required to incur inordinate expense or inordinate actions to qualify the resale in any such other state jurisdiction. The Company shall take all reasonable steps necessary to keep the Registration Statement current and effective, including any necessary refiling of any additional registration statements, until (a) such Registration Statement has been effective for one year, (b) the Company is subject to the reporting requirements under Section 12 of the Exchange Act and
(c) either (i) all Note Shares and Warrant Shares have been distributed by the Partnership or the Holder of such shares or (ii) all Note Shares and Warrant Shares may be sold on an unrestricted basis pursuant to Rule 144(k) or any other exemption available under the Securities Act as long as any purchasers who acquire any shares pursuant to such other exemption may freely resell all such shares without any restriction. In the event the Company effectively registers the resale of the Note Shares or Warrant Shares, the Company may stop or prevent the transfer of such Common Stock for a period not to exceed 60 days in the event the Company files a Registration Statement for the sale of its securities, and for an indefinite period of time if the Company, in its sole discretion, believes the Holder or Holders of such securities have material non-public information.

            3.7 Mandatory Conversion. In the event (i) the Registration Statement becomes effective and the Note Shares and Warrant Shares are registered for resale under the Securities Act and qualified for issuance and resale under the various state laws prior to December 1, 1997, and (ii) the Company or its successor is a reporting company under the Exchange Act, then, on the fifth (5th) day after mailing written notice to the Holders of the Senior Notes that these conditions have been satisfied, the Senior Note shall be converted into the Note Shares at the conversion price then in effect determined pursuant to the provisions of the Senior Note.

            Article 4. REPRESENTATIONS AND WARRANTIES.

            In order to induce the Partnership to enter into this Agreement and to purchase the Senior Notes and Warrants, the Company hereby represents and warrants to the Partnership that all of the following representations and warranties shall be true and correct as of the date of this Agreement and shall be true and correct at the time of the Closing.

            4.1   Corporate Existence; Capitalization.

            (a) The Company is a corporation duly organized and in good standing under the laws of Delaware and is duly qualified as a foreign corporation and in good standing under the laws of all jurisdictions where the nature and extent of the business to be transacted by it or assets owned or to be owned by it after the Closing Date makes such qualification necessary, except those jurisdictions in which the failure to qualify or be in good standing is not reasonably likely to have a Material Adverse Effect.

            (b) The Company has all corporate power and authority necessary to own, operate or lease its properties and assets and to conduct its business as now being conducted and as now intended to be conducted.

            (c) Immediately after the Closing, the Capital Stock of the Company (including Common Stock, preferred stock, warrants, stock options and convertible securities) will be owned of record and beneficially as set forth on
Schedule 4.1. All such Capital Stock has been duly authorized and, immediately after the Closing, will be validly issued and fully paid, non-assessable and free of preemptive rights. Except as set forth on Schedule 4.1, there are no options, warrants or other rights to acquire Capital Stock of the Company, or agreements or other rights binding upon the Company to issue or sell its Capital Stock, whether on conversion or exchange of convertible securities, exercise of warrants or options, or otherwise, or agreements or other instruments providing registration rights to stockholders or holders of other securities of the Company.

            (d) The Company will at all times have authorized, and reserve and keep available, free from pre-emptive rights, the number of shares of Common Stock issuable upon the conversion of all outstanding Senior Notes or exercise of all outstanding Warrants for the purpose of enabling it to satisfy any obligation to issue Note Shares and/or Warrant Shares upon any conversion of the Senior Notes or exercise of the Warrants.

            (e) Except the Voting Agreement between the Partnership and the Principal Stockholders dated the date hereof, there are no agreements or other instruments of any kind to which any person, firm or corporation is, or immediately after the Closing will be, a party, which relate to the voting of the Company's Common Stock or the control of the Company.

            4.2 Authority. The Company has all power and authority necessary to issue and sell the Senior Notes and Warrants, and to execute, deliver, and perform this Agreement, the Senior Notes and the Warrants. The Company has taken all action required to authorize the issuance and sale of the Senior Notes and the Warrants, and to authorize the execution, delivery and performance of the Purchaser Documents.

            4.3 Due Execution and Delivery; Binding Effect. The Company has duly executed and delivered each of the Purchaser Documents. Each of the Purchaser Documents is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

            4.4 Consents; Governmental Approvals. No consent or approval of any person, firm or corporation, and no consent, license, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained or made by or on behalf of any corporation in connection with the issuance or sale of the Senior Notes or the Warrants, the execution, delivery or performance of the Purchaser Documents or the completion of the transactions contemplated thereby.

            4.5 Absence of Conflicts. The assumption of the Promissory Notes and the issuance and sale of the Senior Notes and the Warrants and the execution, delivery and performance of the Purchaser Documents by the Company and its stockholders do not and will not (a) conflict with or violate any provision of the Company's Certificate of Incorporation or Bylaws, (b) conflict with or result in a violation, breach or default under (i) any provision of any existing statute, law, rule or regulation binding on the Company or any order, judgment, award, decree, license or authorization of any court or Governmental Authority binding on it, or (ii) any mortgage, indenture, lease or other contract, agreement, instrument or undertaking to which the Company is a party or will be a party immediately after the Closing, or by which or to which it or any of its property or assets is now or immediately after the Closing will be bound or subject, or (c) result in the creation or imposition of any lien, encumbrance or other charge on any of its properties or assets.

            4.6 No Default. No Default or Event of Default has occurred and is continuing or will have occurred and be continuing at the time of or immediately after the Closing.

            4.7   Financial Data.

            (a) The Company has furnished to the Partnership audited financial statements of Scottsdale for the fiscal years ended December 31, 1995 and 1994, along with all of the notes and comments included with a certificate of independent certified public accountants, together with unaudited financial statements of Scottsdale for the fiscal year ended December 31, 1996 (collectively referred to as the "Financial Statements"). All of the Financial Statements have been prepared in accordance GAAP with and fairly present the financial condition of Scottsdale at the dates thereof and the results of operations for the periods indicated (subject, in the case of interim financial statements, to normal year-end adjustments).

            (b) The Company has furnished to the Partnership two-year projected financial statements (the "Projections") for the Company, including projected balance sheets, projected funds flow statements, projected profit and loss statements, and appropriate supporting details and statements of underlying assumptions. The Projections have been prepared by the Company and its financial personnel in light of the past business of Scottsdale and the Company and represent the good faith belief of the Company as to the anticipated course of the business of the Company based upon the assumptions and qualifications stated therein. The Company has no present reason to believe that the future consolidated results of its operations and financial condition will not be at least as favorable as indicated in such projections.

            (c) The Company has furnished to the Partnership a pro forma consolidated balance sheet (the "Pro Forma Balance Sheet") reflecting the consolidated financial condition of the Company as at the Closing Date (the "Pro Forma Date"), on the assumption that the transactions contemplated by this Agreement occur on such date. Such balance sheet was prepared in good faith and fairly presents, on a pro forma basis, the consolidated financial position of the Company at the date hereof, assuming that the Transactions had then been completed. The Company does not have, and immediately after the Closing will not have, any Indebtedness or other material liabilities, contingent or otherwise, which are not reflected in such Pro Forma Balance Sheet.

            4.8 Title to Property and Assets. The Company has good and marketable title to all properties and assets, tangible and intangible, owned by them, including all property and assets reflected in the Pro Forma Balance Sheet, except as disposed of after the date thereof in the ordinary course of business, subject in each case to no mortgage, pledge, option, escrow, hypothecation, lien, security interest, financing statement, lease, charge, encumbrance, easement, conditional sale or other title retention or security agreement.

            4.9 Solvency. Immediately after giving effect to the Transactions, the Company will be solvent, will be able to pay its debts as they become due and will have capital sufficient to carry on its business, and will own property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its Indebtedness as it becomes due. By issuing the Senior Notes, the Company will not incur debts beyond its ability to pay its debts as they mature and will not be left with unreasonably small capital. The Company has not incurred (and pursuant to the Purchaser Documents will not incur) obligations, and has not made and will not make any transfer, with actual intent to hinder, delay or defraud present or future creditors.

            4.10 Tax Liabilities. The Company has timely filed all requisite federal and other Tax Returns for all fiscal periods ended on or before the date hereof; and there are no open years, examinations in progress or claims against them for federal and other Taxes (including penalties and interest) for any period or periods prior to and including the date hereof and no notice of any claim, whether pending or threatened, for Taxes has been received. The Company is not a party to any Tax allocation or sharing agreement (i.e., any agreement or arrangement for the payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which includes the Company) with any corporation, there are no requests for rulings in respect of any Tax pending by the Company with any tax authority; and no penalty or deficiency in respect of any Taxes which has been assessed against the Company remains unpaid. The amounts shown as accruals for Taxes on the Financial Statements of the Company are sufficient for the payment of all Taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before that date. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal and local income tax returns and franchise tax returns of the Company during its existence have been provided to the Partnership.

            4.11 Margin Securities. The Company does not own any margin securities, and no portion of the proceeds of the sale of the Senior Notes or Warrants will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

            4.12 Subsidiaries; Joint Ventures. On the Closing Date, (a) the Company will not have any Subsidiaries and (b) the Company will not be engaged in any joint venture or partnership with, or have any equity investment in, any other Person.

            4.13 Litigation and Proceedings. No judgments or injunctions are outstanding against the Company, nor is there now pending or threatened, any litigation, contested claim, or proceeding by or against the Company.

            4.14 Defaults; Adverse Changes. The Company is not, and immediately after the Closing will not be, in default under or in violation of (a) its Certificate of Incorporation or Bylaws, (b) any agreement or instrument to which it is a party or will be a party immediately after the Closing, (c) any statute, rule, writ, injunction, judgment, decree, order or regulation of any Governmental Authority having jurisdiction over the Company, or (d) any license, permit, certification or approval requirement of any customer, supplier, Governmental Authority or other Person. No Material Adverse Effect has occurred or could reasonably be expected to occur as a result of any past or proposed legislative or regulatory change or any revocation of any license or right to do business or any casualty, labor trouble, condemnation, requisition, embargo or otherwise.

            4.15 Insurance. Attached hereto as Schedule 4.15 is a list and description of all insurance policies (including expiration dates) owned or maintained by the Company. All the insurable properties of the Company are insured for its benefit, in all material respects in compliance with applicable requirements of any law, rule, regulation or order and of any material contract or other agreement to which the Company is a party and otherwise in amounts and on terms reasonably adequate in relation to the nature of such Company's business and assets, under policies believed by the Company to be valid and enforceable and issued by insurers set forth in Schedule 4.15. The Company is not in default of any obligation under any such policy.

            4.16 Patents, Trademarks, Licenses, etc. Attached hereto as Schedule
4.16 is a list of all patents, patent applications, registered and unregistered trademarks, service marks, trade names, brands and material copyrights (collectively, "Intellectual Property") owned or licensed by the Company. Except as disclosed in Schedule 4.16 hereto, the Company owns the entire unencumbered right, title and interest in and to all such properties, no rights or licenses to or from others have been granted with respect to such properties, and the Company owns or possesses the right to use all the patents, patent applications, trademarks, service marks, trade names, brands, copyrights and licenses, both domestic and foreign, and rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any conflict with the rights of others. No stockholder, officer, director or any other Affiliate owns or possesses any rights in any patents, patent applications, registered or unregistered trademarks, service marks, trade names, brands, copyrights, or domestic or foreign licenses which are used by the Company in its business. The Company has not infringed upon and is not infringing upon, and has not engaged in and is not engaged in any unauthorized use or misappropriation of, any patent, trademark, trade name, copyright, trade secret, process, design, invention, know-how or technology owned by or belonging to any other person; and there is no pending or threatened claim, and no basis for the assertion of any claim, against the Company with respect to any such infringement, unauthorized use or misappropriation.

            4.17 Environmental Matters. The Company is in compliance with, and is not subject to any liability under, any Environmental Law or public or occupational health or safety law, regulation or code. The Company has not received any notice, oral or written, of any environmental or public health or safety liability or violation. The Company has not buried, dumped, disposed of, spilled or released any pollutants, contaminants or hazardous or toxic wastes, substances or materials, including paint and similar substances, which would constitute a violation of the Environmental Laws.

            4.18 Brokers' Fees. The Company is not in any way obligated to any Person in respect of any finder's or broker's fee or similar commission in connection with the closing of the Transactions. The Company agrees to indemnify the Partnership and hold the Partnership harmless from any claims for any such fees or commissions from any Persons.

            4.19 Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Company is not subject to regulation under any federal or state statute or regulation which limits its ability to incur Indebtedness.

            4.20 Disclosure. Except as corrected in writing prior to the date hereof, all written information provided by or on behalf of the Company to the Partnership in connection with the Transactions is or was true and accurate in all material respects as of the date on which such information was dated or furnished and is or was not incomplete by omitting to state any material fact necessary to make the statements therein, taken as a whole and in light of the circumstances under which they were made, not misleading. There is no fact of which the Company is aware that has not been disclosed to the Partnership and that materially adversely affects or can reasonably be expected to materially adversely affect the properties, business, prospects or condition (financial or otherwise) of the Company.

            4.21 Benefit Plan Matters. Neither the Company nor any company which is under common control with the Company under Section 414 of the Code has ever maintained or contributed to, or participated in, any Plan or a multiemployer plan under Section 3(37) of ERISA. The Company has never provided any medical, dental or other insurance or other welfare benefits to its employees. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment to be made by the Company (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee.

            4.22 Liabilities and Obligation. The Company has delivered to the Partnership on Schedule 4.22 an accurate list of all liabilities of the Company of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, together with, in the case of those liabilities which are not fixed, an estimate of the maximum amount which may be payable. For each such liability for which the amount is not fixed or is contested, the Company shall provide a summary description of the liability together with the following:

            (i)   copies of all relevant documentation relating thereto;

            (ii)  amounts claimed and any other action or relief sought;

            (iii) name of claimant and all other parties to the claim, suit or proceeding;

            (iv) the name of each court or agency before which such claim, suit or proceeding is pending;

            (v)   the date such claim, suit or proceeding was instituted; and

            (vi) a reasonable best estimate by the Company of the maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the Company's best estimate shall for purposes of this Agreement be deemed to be zero.

      4.23 Material Contracts and Commitments. The Company has delivered to the Partnership on Schedule 4.23 an accurate list of all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) and has delivered true copies of such agreements to the Partnership. Except to the extent set forth on Schedule 4.23, the Company has complied with all commitments and obligations pertaining to such contracts and agreements and is not in material default under any such contract and agreement and no notice of default has been received, nor is the Company aware of any default on the part of any other party to such contract or agreement, or any intent of any such party to attempt to terminate or amend any such contract or agreement. The Company is not a party to any contract, agreement or other instrument or commitment which, singly or in the aggregate, materially and adversely affects or is likely to materially and adversely affect, the business, operations, properties, assets or condition, (financial or otherwise) of the Company. The Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employees of the Company are represented by any labor union or covered by any collective bargaining agreement nor, to the best of the Company's knowledge, is any campaign to establish such representation in progress. There is no pending or, to the best of the

Company's knowledge, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past three years and the Company considers its relationship with employees to be good. No such contract or agreement will be terminated or modified by virtue of the Transactions, nor will the Transactions give rise to the right of any party to terminate or modify any such contract or agreement.

            Article 5. CONDITIONS PRECEDENT.

            The obligation of the Partnership to purchase Senior Notes and Warrants shall be subject to the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

            5.1 Purchaser Documents. The Company shall have issued and delivered to the Partnership the Senior Notes and Warrants as required by this Agreement; and the Partnership shall have received two or more counterparts of this Agreement and each of the other Purchaser Documents, duly executed by each party thereto.

            5.2 Other Documents. The Partnership shall have received all agreements, instruments and documents in respect of any aspect or consequence of the Transactions as the Partnership may reasonably request, including without limitation all documents listed on the List of Closing Documents provided by the Partnership to the Company on or prior to the Closing Date, all of which shall be in form and substance satisfactory to the Partnership.

            5.3 Representations and Warranties; No Default or Event of Default. Each of the representations and warranties made by the Company in each Purchaser Document to which it is a party shall be true and correct in all material respects as of the Closing Date, with the same force and effect as though made again on such date at the time of, and giving effect to, the issuance and sale of the Senior Notes and the Warrants. At the time of, and giving effect to, the issuance and sale of the Senior Notes and the Warrants and the consummation of the other Transactions on the Closing Date, no Default or Event of Default shall have occurred and be continuing.

            5.4 Consent of Stockholders of Surviving Corporation. Prior to the Closing of the Transactions, the Company shall receive the approval of its stockholders with respect to any portion of the Transactions for which such stockholder approval is required in order to permit the Company to validly consummate the Transactions in accordance with applicable law.

            5.5 Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to the Partnership; the Partnership and its counsel shall be satisfied that the Company are in compliance with all environmental and other laws applicable to the operation of their business and the use and occupancy of its property and that it possesses all licenses, permits and authorizations necessary or appropriate to conduct its businesses; and the Partnership shall have received satisfactory information, documentation and certifications regarding the status and scope of all pending and threatened litigation and liability claims against the Company.

            5.6 Due Diligence; No Adverse Change or Events. The Partnership shall have completed its due diligence investigations of the Company and the results thereof shall be satisfactory to the Partnership in its sole discretion; and there shall not exist in the Partnership's judgment (i) any Material Adverse Change in the financial condition or prospects of the Company, (ii) any law or regulation which, in the opinion of the Partnership's counsel, prevents or prohibits the Partnership from funding its purchase of the Senior Notes or the Warrants or maintaining its investment therein, and (iii) any other matter which might have a Material Adverse Effect on the Company.

            Article 6. AFFIRMATIVE COVENANTS.

            The Company hereby agrees that the following covenants shall remain in full force and effect during the appropriate period specified in Section 6.9 or Article 12 hereof:

            6.1 Financial and Other Information. The Company will keep proper books and records in which full and true entries will be made of all dealings or transactions relating to the business and affairs of the Company, and the Company shall cause to be furnished to the Partnership and each holder of a Senior Note or Warrant:

                  (a) as soon as practicable and in any event within thirty (30) days after the end of each month (i) unaudited consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries, if any, for such month, and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such month, in the forms prepared by the Company and its Subsidiaries for their internal use consistent with past practice, and (ii) in comparative form, figures for the actual results for the corresponding month in the immediately preceding fiscal year, if available;

                  (b) within ten (10) days after it files them with the SEC, copies of its reports, if any, and copies of the information, documents and other reports which the Company is required to file with the SEC, if any, pursuant to Section 13 or Section 15(d) of the Exchange Act. The Company shall timely comply with its reporting and filing obligations, if any, under the applicable federal securities laws;

                  (c) together with each delivery of financial statements required by Section 6.1(a) or (b) above, the Company shall deliver to the Partnership a certificate of the president or chief financial officer of the Company stating that there exists no Default or Event of Default, or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto;

                  (d) as soon as practicable and in any event at least ten (10) days before the end of each month, an operating budget and projected financial statements for each month of the next succeeding year (including a statement of underlying assumptions), in the same format as the financial statements provided pursuant to Section 6.1(a);

                  (e) as soon as practicable, but in any event not more than five (5) days after any officer of the Company obtains knowledge of the occurrence of an event or the existence of a circumstance giving rise to a Default or an Event of Default, notice of any and all Defaults and Events of Default hereunder; and

                  (f) with reasonable promptness, such other business or financial data as the Partnership may reasonably request.

The Partnership shall exercise reasonable efforts to keep such information, and all information acquired as a result of any inspection conducted in accordance with Section 6.2 below, confidential; provided, that Software Funding may communicate such information to the Partnership's professional advisors, to any other Person in accordance with customary commercial practices relating to routine trade inquiries, to any regulatory authority having jurisdiction over the Partnership or its general partner, to any other Person in connection with the Partnership's sale or assignment of the Senior Notes or the Warrants, and to any other Person in connection with the exercise of the Partnership's rights hereunder or under any of the other Purchaser Documents and as may be required by applicable law. During the period in which the Company is subject to Section 6.1(a), the Company may designate information as being material, non-public information and the Partnership and/or the partners who the receive any such designated information pursuant thereto will be advised and will advise any party to whom the Partnership and/or the partners provide such information that the Company has advised them that such information constitutes material, nonpublic information, and that during the period in which such information remains material, non-public information, such party is legally prohibited from transacting in the Company's securities or disclosing such information to others.

            6.2 Inspection. The Partnership, Software Funding, or any Person designated by the Partnership or Software Funding, shall have the right, from time to time hereafter, to call at the place or places of business of the Company during ordinary business hours and upon reasonable notice (a) to inspect, audit, check and make copies of and extracts from any of their books, records, journals, orders, receipts and any correspondence and other data relating to its business or to any transactions among the parties to the Purchaser Documents and (b) to discuss the affairs, finances and business of any of the Company with any of its officers, employees or directors. Upon request by the Partnership, the Company shall direct its independent accountants to discuss the affairs, finances and business of the Company with the Partnership. The Company hereby authorizes such accountants to (i) communicate directly with the Partnership and (ii) disclose to the Partnership any and all financial statements and other information of any kind that they may have with respect to the Company or its representatives and its affairs (business, financial and other).

            6.3 Taxes. The Company shall pay or cause to be paid the Company's license fees, bonding premiums and related Taxes and charges and shall pay or cause to be paid all of the Company's real and personal property taxes, assessments and charges and all of the Company's franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other Taxes and other governmental charges assessed against the Company, or payable by the Company, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property, provided that the Company shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such Tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if the Company establishes adequate reserves to cover such contested Tax, assessment or charge.

            6.4 Notice of Suit or Adverse Change in Business. The Company shall, as soon as possible, and in any event within five (5) days after the Company learns of any of the following, give written notice to the Partnership:

            (a) any proceeding(s) being instituted or threatened to be instituted by or against the Company in any federal, state, local or foreign court or before any Governmental Authority, and any litigation, proceeding, investigation or claim that relates in any way to this Agreement or any of the other Purchaser Documents;

            (b) any change in the business, assets or condition, financial or otherwise, of the Company which can reasonably be expected to have a Material Adverse Effect; and

            (c)   the occurrence of any Default or Event of Default.

            6.5 Environmental Laws. The Company shall comply with all Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws (and provide copies of all such orders and directives to the Partnership), except, in each case, to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

            6.6 Notices Relating to Transactions. The Company shall promptly provide the Partnership with copies of (a) all amendments, consent letters, waivers or modifications to, and any material notices or reports provided by any Person to the Company pursuant to the terms of or in connection with, any Purchaser Document or the Certificate of Incorporation or By-laws of the Company or by the Company to any such Person.

            6.7   Boards of Directors.

            (a) The Company shall cause three (3) directors designated by Software Funding to be elected to the Board of Directors (or any comparable governing body) consisting of five (5) total directors, and committees thereof; cause each such Board of Directors to hold at least four meetings per year; cause the Company's Board of Directors to create an audit committee and a compensation committee, each consisting of a majority of outside directors; pay compensation to such directors or representatives in the same amount paid to directors who are not full time employees of the Company; pay the reasonable expenses of such directors or representatives in connection with meetings and other activities of such Board of Directors, committees thereof or other such governing body of the Company; use best efforts to obtain directors and officers liability insurance for the benefit of such directors and representatives, as applicable; provide to such director all notices, documents and information furnished to the directors of the Company, at the same time as furnished to such other directors; and use best efforts to notify such director of and permit the director to participate by telephone in emergency meetings of the Board of Directors, committees thereof or comparable governing body, and to provide such director copies of the minutes of all such meetings promptly after they are held.

            (b) Notwithstanding anything to the contrary contained in the preceding paragraph (a), if any principal or accrued interest of the Senior Notes is not paid when due or there exists an Event of Default, the Company shall at the request of the Holders of a majority in interest of the Senior Notes, cause two additional directors designated by such Holders to be elected to the Boards of Directors of the Company, and such additional directors shall be permitted to serve on such Boards of Directors until such overdue principal and interest is paid in full or such Event of Default is cured. The Company agrees that the Board of Directors will not consist of more than seven (7) directors (including all directors designated by Software Funding or the Holders of the Senior Notes).

            6.8 Profit Sharing or ESOP Plan. The Company and the Partnership are contemplating and negotiating the adoption and approval by the Company of an employee stock option plan and/or an employee profit sharing plan. Pursuant to the employee stock option plan, as contemplated, the Company would be authorized to issue options to certain employees in the maximum aggregate amount of the lesser of (i) 1,000,000 shares or (ii) 10% of the issued and outstanding shares of common stock of the Company. The Company would issue options pursuant to the employee stock option plan, if and only if, certain predetermined objectives are achieved by the Company.

            6.9 Merger with Public Shell. The Company and the Partnership agree that a corporation currently filing reports under Section 13 or Section 15 of the Securities Exchange Act of 1934, as amended, and traded on a national stock exchange or on any of the NASDAQ markets (including trading on the "pink sheets") ("Shell Company") may merge with the Company so that the Shell Company is the surviving entity provided that (a) the shareholders of the Shell Company represent and warrant that the Shell Company does not have any liability or obligation, contingent or otherwise, that would adversely affect the Shell Company or the public trading of its shares and (b) the aggregate number of shares of the Shell Company or the surviving entity outstanding after the merger or reserved for issuance pursuant to a stock option plan or other benefit plan of the surviving entity plus shares of the Shell Company or surviving entity received by or reserved for issuance to the shareholders of the Company or the Holders of the Senior Notes and Warrants in exchange for their securities shall not be more than 20% greater than the aggregate number of shares of the Company outstanding or reserved for issuance pursuant to a stock option plan or other benefit plan prior to the merger (adjusted by the conversion ratio established for purposes of the merger). Contemporaneously with the execution of this Agreement, the Principal Stockholders shall execute an irrevocable proxy having a term of one year granting to the Partnership the right to vote in favor of the merger of the Company and a Shell Company on behalf of the Principal Stockholders if such merger satisfies the conditions set forth above. Notwithstanding anything herein to the contrary, following the closing of a merger between the Company and a Shell Company in accordance with this Section 6.9, the Company shall no longer be subject to any of the covenants set forth in this Article 6 or in Article 7 other than the covenants set forth in Sections 6.1(b) and 6.7, which shall continue in full force and effect in accordance with Article 12.

            Article 7. NEGATIVE COVENANTS.

The Company hereby agrees that the following negative covenants shall remain in full force and effect during the appropriate period specified in Section 6.9 or
Article 12.

            7.1 Liens or Encumbrances. The Company will not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien or other encumbrance of any nature whatsoever on any of its assets, whether now owned or hereafter acquired, other than:

            (a) liens securing the payment of Taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Company shall have set aside on its books and records adequate reserves;

            (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other like liens, in each case only to the extent such lien is imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings for which adequate reserves have been established; and

            (c) easements, rights-of-way, zoning and similar restrictions and other charges or encroachments or encumbrances not interfering with the ordinary conduct of the business of the Company and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by the Company.

            7.2 Indebtedness. The Company will not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except (a) the Indebtedness evidenced by the Senior Notes and other obligations of the Company under this Agreement and the other Purchaser Documents and (b) other Indebtedness expressly made subordinate to the Senior Notes.

            7.3 Consolidations, Mergers or Acquisitions. Except for the merger of the Company into a Public Shell pursuant to Section 6.10 or any other merger or consolidation specifically permitted herein, the Company will not recapitalize or consolidate with, merge with, acquire the Capital Stock of, or otherwise acquire all or any substantial part of the assets or properties of any other Person. The Company will not create any Subsidiaries.

            7.4 Investments or Loans. The Company will not make or permit to exist any investments or loans (including without limitation capital contributions, guaranties, advances and so forth) in or to any Person other than
(i) direct obligations of the United States Government due within one year or
(ii) certificates of deposit and deposit accounts with a commercial bank having capital, surplus and undivided profits of at least $500,000,000.

            7.5 Contingent Obligations. The Company will not incur, assume or become or be liable in any manner with respect to any Contingent Obligation or permit any Contingent Obligation to exist, except endorsements of negotiable instruments for deposit or collection in the ordinary course of business.

            7.6 Disposal of Property. The Company will not sell, lease, transfer or otherwise dispose of any of its properties, assets (including Capital Stock) and rights to any Person except (a) sales of inventory in the ordinary course of business or (b) sales or other dispositions in the ordinary course of business of equipment which is obsolete, uneconomical or no longer useful in its business or which is being replaced with other equipment of equal or greater utility.

            7.7 Capital Expenditure Limitations. The Company will not permit the aggregate amount of payments made for Capital Expenditures, including obligations pursuant to Capital Leases and Indebtedness in any period to exceed the amount set forth in the monthly budget previously approved by the Partnership without the prior written consent of the Partnership.

            7.8 Contracts with Manufacturers. Until all amounts outstanding under the Senior Notes have been repaid or converted into shares of Common Stock, the Company shall not execute, agree to or otherwise enter into any contract, understanding, arrangement or any other agreement, oral or written, with any manufacturer of any product utilizing or purporting to utilize any technology, or intellectual property of the Company without the written consent of the Partnership.

            7.9   Compensation.

            (a) Except as provided in paragraph (b) of this Section 7.9, the Company will not (i) pay any salaries, bonuses or other compensation for services to its officers, directors or stockholders, or (ii) pay any management, consulting, advisory or similar fees to its officers, directors, stockholders or Affiliates, whether for services rendered to the Company or otherwise.

            (b) Notwithstanding anything to the contrary contained in paragraph
(a) above or elsewhere in this Agreement, (i) the Company may pay compensation for services to full-time employees of the Company in the ordinary course of business in amounts that are customary for businesses similar to that of the Company to pay to employees with similar responsibilities; and (ii) the Company may pay compensation to the officers at current levels (including payments pursuant to existing incentive compensation plans) as set forth on Schedule 7.9.

            7.10 Dividends, Stock Redemptions, Etc. The Company will not (a) declare or pay, or set apart any funds for the payment of, any dividends in any fiscal year on any shares of the Company, (b) apply any of its funds, property or assets to, or set apart any funds, property or assets for, the purchase, redemption or retirement of, or make any distribution, by reduction of capital or otherwise, in respect of any of its shares or other securities, whether now or hereafter outstanding.

            7.11 Issuances of Stock. Except as expressly permitted under another Section of this Agreement, the Company will not issue or distribute any Capital Stock, for consideration or otherwise, other than issuances required upon conversion of the Senior Notes or exercise of the Warrants.

            7.12 Amendment of Certificate of Incorporation or By-laws. The Company will not amend its Certificate of Incorporation or Bylaws or other organizational document except pursuant to Article 3.

            7.13 Fiscal Year End. The Company will not change the end of its fiscal year from December 31 of each year.

            7.14 Transactions with Affiliates. Except as provided on Schedule
7.14 or as expressly permitted under another Section of this Agreement, the Company will not transfer any cash or property to any officer, director, employee or Affiliate, enter into any contract or transaction with any such Person, or modify any outstanding contract or transaction with any such Person, including without limitation the purchase, lease, sale or exchange of property or the rendering of any service to any such Person.

            Article 8. EVENTS OF DEFAULT.

            Upon the occurrence of any of the following events:

            (a) the Company fails to pay all or any portion of the principal of, premium, if any, and/or interest on the Senior Notes when due; or the Company fails to pay amounts payable hereunder and such failure continues for more than five (5) days after such amount becomes due in accordance with the terms hereof; or

            (b) the Company fails to perform any obligation related to the conversion of the Senior Note as required by the Senior Note or this Agreement and such failure continues uncured for a period of fifteen (15) days; or

            (c) the Company fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement; or

            (d) the Company fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in any Purchaser Document (other than those specified in clause (a) (b) or (c));

            (e) any warranty or representation heretofore, now or hereafter made by the Company in or pursuant to this Agreement or any of the Purchaser Documents is untrue or incorrect, or any schedule, certificate, statement, report, financial data, notice or other writing furnished at any time to the Partnership by the Company under or pursuant to the Purchaser Documents, is untrue or incorrect in any material respect on the date as of which made; or

            (f) a judgment or order requiring payment in excess of insurance coverage by more than $100,000 shall be rendered against the Company and such judgment or order shall remain unsatisfied or undischarged and in effect for seventy-five (75) consecutive days without a stay of enforcement or execution; or

            (g) a notice of lien, levy or assessment is filed or recorded with respect to any portion of the assets of the Company by any Governmental Authority for any Taxes or debts owing at any time or times hereafter; or

            (h) any material portion of the assets of the Company is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or

            (i) a proceeding under 11 U.S.C. Sections 101 et seq., as amended, and any similar or successor Federal statute, and the rules and regulations thereunder (collectively, the "Bankruptcy Code"), seeking an order for relief or under any other bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Company and such proceeding is not dismissed within thirty (30) days of the date of its filing, or a proceeding under the Bankruptcy Code seeking an order for relief or under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Company or the Company makes an assignment for the benefit of creditors, or the Company takes any corporate action to authorize any of the foregoing; or

            (j) the Company voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated; or

            (k) the Company becomes insolvent or fails generally to pay its debts as they become due; or

            (l) the Company fails to pay any principal of or interest on any of its Indebtedness (including without limitation any such Indebtedness assumed or guaranteed) for a period longer than the grace period, if any, provided for such payment; or any default under any instrument or agreement evidencing, creating, securing or otherwise relating to such Indebtedness (including without limitation any guaranty or assumption agreement relating to such Indebtedness) or other event occurs and continues beyond any applicable grace period, if the effect of such default or other event is to cause, or to permit the holder or holders of such Indebtedness (or their representative) to cause, such Indebtedness (or the obligations under any such guaranty or assumption agreement) to become due and payable prior to the stated maturity thereof;

            then, and in any such event (an "Event of Default"), if such event is of the type described in paragraph (i) or (j) of this Article 8, the Senior Notes and all other amounts owing under this Agreement shall automatically become due and payable.

            Article 9. CONSENTS.

            Any provision in this Agreement to the contrary notwithstanding, with the vote or consent of the Holder or Holders of fifty percent (50%) or more of the aggregate principal amount then outstanding of the Senior Notes, following an Event of Default (other than an Event of Default described in paragraph (i) or (j) of Article 8), the Holders of the Senior Notes may declare due and payable the principal of, premium, if any, and interest on, the Senior Notes and all other amounts owing under this Agreement, whereupon the same shall be immediately due and payable. In the event that the Senior Notes become or are declared due and payable prior to their stated maturity, the same shall become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

            Article 10. SECURITIES LAW MATTERS.

            10.1 Securities Act. The Partnership acknowledges (a) that the Senior Notes and Warrants being acquired by the Partnership are not being registered under the Securities Act on the grounds that the issuance thereof is exempt from registration under Section 4(2) of the Securities Act as not involving any public offering, and (b) that the Company's reliance on such exemption is predicated in part on the representation hereby made to the Company by the Partnership that it is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act, and is acquiring the Senior Notes and Warrants for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same, subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. Except as provided in
Section 10.2, the Partnership is not aware of any particular occasion, event or circumstance upon the occurrence or happening of which it intends to dispose of the Senior Notes or Warrants.

            10.2  Resales.

            (a) The Partnership will not sell or transfer all or any part of its Senior Notes or Warrants except:

                  (i)   pursuant to Rule 144 under the Securities Act;

                  (ii) pursuant to any other exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act;

                  (iii) in a transfer by the Partnership to any Affiliate or wholly-owned Subsidiary of the Partnership or by the Partnership to its partners (pursuant to Article 11); or

                  (iv) pursuant to an effective registration statement under the Securities Act.

            (b) The restrictions set forth in Section 10.2(a) shall terminate and cease to be effective with respect to any Senior Note or Warrant registered under the Securities Act or transferred pursuant to Rule 144, or if the Company receives an opinion of counsel reasonably satisfactory to the Company to the effect that the securities represented thereby need no longer be subject to such restrictions in order to ensure compliance with the Securities Act. Whenever such restrictions shall so terminate the Holder of such Senior Notes or Warrants shall be entitled to receive from the Company, without expense (other than transfer taxes, if any), Senior Notes or Warrants not bearing the legend set forth in Section 10.3 at which time the Company will terminate or rescind any transfer restrictions relating thereto.

            10.3 Legends. Each Senior Note and Warrant issued to the Partnership or to a subsequent transferee or holder shall bear legends in substantially the following form:

      THIS [WARRANT] [NOTE] REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR OTHERWISE IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES ACT. IN ADDITION, [THIS WARRANT] [THIS NOTE] MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE NOTE AND WARRANT PURCHASE AGREEMENT, EFFECTIVE AS OF JANUARY 1, 1997, BETWEEN THE COMPANY AND SCOTTSDALE TECHNOLOGIES-I, LTD., COMPLETE AND CORRECT COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

            Article 11. TRANSFERS.

            11.1 Transfers. Subject only to compliance with the requirements of
Section 11.2 and all applicable laws and regulations, the Partnership shall be entitled to assign and transfer all or any part of its Senior Notes, Warrants, Note Shares and Warrant Shares, or any interest or participation therein, and its related rights under this Agreement to any of its partners. Upon the assignment or transfer by the Partnership of all or any part of its Senior Notes, Warrants, Note Shares or Warrant Shares or its interest therein (except in public offering registered under the Securities Act, or a sale pursuant to Rule 144 thereunder), the term "Purchaser" as used in this Article 11 shall thereafter include, to the extent of the interest so assigned or transferred, the assignee or transferee of such interest, provided that such assignee or transferee is a partner of the Partnership.

            11.2 Participation of Partners. If at any time the Partnership wishes to assign and transfer of record into the names of its partners its participation and the rights and obligations arising under this Agreement, upon compliance with all applicable laws and regulations the Company and the applicable partners will execute and deliver such agreements and instruments as the Company or Purchaser may reasonably request (including without limitation new Senior Notes, Note Shares, Warrants and Warrant Shares in such amounts as the Purchaser may request) to effect the assignment and transfer to such partners (in their own names) of such participation, or such part thereof as may be so assigned and transferred.

            11.3 Issuance of New Notes. The Company will at any time, at its expense, at the request of a holder of a Senior Note, and upon surrender of such Senior Note for such purpose, issue a new Senior Note or Senior Notes in exchange therefor, payable to the order of the Holder or (subject to this Agreement) such person or persons as may be designated by such Holder, dated the last date to which interest has been paid on the surrendered Senior Note, or, if such exchange shall take place prior to the due date of the first interest payment, the Closing Date, in such denominations as may be requested, in an aggregate principal amount equal to the unpaid principal amount of the Senior Note so surrendered and substantially in the form of such Senior Note with appropriate revisions. Upon such exchange the term "Senior Note" as used herein shall include such new Senior Note or Senior Notes.

            Article 12. EFFECTIVENESS OF AGREEMENT.

      Except as otherwise provided in Section 6.9, the covenants contained in this Agreement shall continue in full force and effect until the Senior Notes and all other indebtedness outstanding under this Agreement are paid in full, except that the covenants enumerated in the next sentence shall continue in full force and effect with respect to the Note Shares, Warrants and Warrant Shares after the payment of the Senior Notes and such other indebtedness. Any Holder of Note Shares, Warrants or Warrant Shares (whether or not such Holder also holds a Senior Note) who is also a partner of the Partnership shall be deemed a Purchaser hereunder with respect to such holder's ownership of Shares, Warrants or Warrant Shares for the purposes of Sections 6.1(b), (Financial and Other Information), 6.7 (Boards of Directors), Article 9 (Consents), 10 (Securities Law Matters), 11.1 (Transfers), 11.2 (Participation of Partners), Article 12 (Effectiveness of Agreement), Article 13 (Standstill and Right of First Refusal), Article 14 (Judicial Proceedings) and Article 15 (Miscellaneous). Notwithstanding anything herein to the contrary, (a) the covenants set forth in
Section 6.7 shall automatically terminate (a) at the end of the one year period during which the Registration Statement described in Section 3.6 has been continuously effective and the Company has been subject to the reporting requirements under Section 12 of the Exchange Act or, if earlier, (b) the date on which the Company closes an underwritten public offering of at least $1,500,000 where the public offering price was at least $5.00 per share if the terms of such offering permit the Partnership and/or the partners thereof to sell the Note Shares and Warrant Shares in connection therewith and the underwriter objects in writing to the right of Software Funding and the Holders of the Senior Notes to select members of the Board of Directors.

            Article 13. STANDSTILL AND ANTI-DILUTION PROVISIONS.

            13.1 Standstill Provision. So long as any amount is outstanding under the Senior Notes, (i) the Company shall not provide any information to or negotiate with any other party with respect to the merger, acquisition, or sale of all or substantially all of the assets or the Capital Stock of the Company or with respect to obtaining any financing, whether debt or equity, (ii) the Company agrees to notify the Partnership immediately of any unsolicited acquisition proposals or third-party financing proposals and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction, and (iii) the Partnership shall have the right to have a representative present at any presentation made by a third-party to the Company or its stockholders.

            13.2 Anti-Dilution Provision. So long as any amount is outstanding under the Senior Notes, the Company shall not, except to the extent expressly permitted in another Section of this Agreement, issue any equity securities, or any options, warrants or convertible securities exercisable for or convertible into such equity securities, of the Company or any subsidiary of the Company, without the mutual consent of the Company and the Partnership; provided, however, that the Company may issue Common Stock for not less than $5.00 per share without the consent of the Partnership. Notwithstanding the foregoing, if the Company merges with a Shell Company in accordance with Section 6.9, and at the end of the ninety day period following the effective date of such merger the Partnership has not provided the Company with the aggregate, cumulative amount of $1,200,000 pursuant to this Agreement and the transactions contemplated hereby, then the Company may, without the consent of the Partnership, issue shares of Common Stock at no less than $1.50 per share in connection with an equity financing that raises an amount equal to the difference between $1,200,000 and the aggregate, cumulative amount actually provided by the Partnership pursuant to this Agreement and the transactions contemplated hereby.

            Article 14. JUDICIAL PROCEEDINGS.

            (a) The Company irrevocably submits to the non-exclusive jurisdiction of any Arizona or Texas State or Federal court sitting in the City of Houston or Phoenix over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Purchaser Documents. To the fullest extent it may effectively do so under applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

            (b) The Company agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in paragraph (a) above brought in any such court shall, subject to such rights of appeal on issues other than jurisdiction as may be available, be conclusive and binding upon the Company and may be enforced in the courts of the United States of America or the State of Texas or Arizona (or any other courts to the jurisdiction of which the Company is or may be subject) by a suit upon such judgment.

            (c) The Company consents to service of process in any suit, action or proceeding of the nature referred to in paragraph (a) above by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to its address specified in or designated pursuant to Section 15.1. Such service (i) shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Company.

            (d) Nothing in this Article 14 shall affect the right of the Partnership to serve process in any manner permitted by law, or limit any right that the Partnership may have to bring proceedings against the Company in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one (1) jurisdiction in any other jurisdiction.

            (e) THE COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE NOW OR HEREAFTER TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER PURCHASER DOCUMENTS.

            (f) Upon breach or default by the Company with respect to any obligation hereunder or under any of the other Purchaser Documents, the Partnership (or its agents) shall be entitled to protect and enforce their rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

            Article 15. MISCELLANEOUS.

            15.1 Notices. All notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be deemed to have been given or made, and all financial statements, information and the like required to be delivered hereunder shall be deemed to have been delivered, five (5) days after deposited in the mails, registered or certified with postage prepaid, addressed to the Company at 7580 East Gray Road, Suite 102, Scottsdale, Arizona 85260 and to the Partnership at 7580 East Gray Road, Suite 102, Scottsdale, Arizona 85260 or to such other address as any of them shall specify in writing to the others. The Company shall maintain registers of the Holders of Senior Notes or Warrants which shall contain the last address specified as provided in the preceding sentence. No other method of giving notice is hereby precluded. Upon reasonable request of any Holder of the Senior Notes or Warrants, the Company will deliver to any Holders of the Senior Notes or Warrants, at the Company's expense, additional copies of all financial statements, information and the like required hereunder.

            15.2 Cumulative Remedies, Etc. No failure or delay on the part of any of the Partnership or any Holder in exercising any right, power or privilege hereunder, and no course of dealing between the Company and the Partnership, or any of them, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Partnership or the Holders, or any of them, would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Partnership or the Holders, or any of them, to take any other or further action in any circumstances without notice or demand.

            15.3 No Oral Changes; Assignment; Survival of Representations. This Agreement may not be changed or terminated orally. This Agreement shall be binding upon the Company and the Partnership and their successors and assigns. The Company shall not make any assignment of its rights under this Agreement or subject this Agreement or its rights hereunder to any lien or security interest of any kind whatsoever; and any such assignment, lien or security interest shall be absolutely void and unenforceable as against the Partnership or the Holders. All agreements, representations and warranties made herein or in writing otherwise in connection herewith shall survive the issuance of the Senior Notes, the Note Shares, the Warrants and the Warrant Shares.

            15.4 Expenses. The Company agrees to pay and save Software Funding harmless against liability for the payment of all out-of-pocket expenses arising in connection with the negotiation, preparation, execution, delivery and enforcement of, and any executed or proposed amendment, supplement or modification to, or waiver of any provision of, the Purchaser Documents (whether or not any such amendment, supplement, modification or waiver is in fact executed), including without limitation all documentary, stamp and similar taxes and assessments, all recording and filing fees charged by any Governmental Authority, all fees and expenses incurred by Software Funding or the Partnership in connection with environmental and other "due diligence" investigations, and the reasonable fees and disbursements of Mayor, Day, Caldwell & Keeton, L.L.P., counsel for the Partnership, such fees and disbursements in respect of such preparation, execution and delivery to be paid by the Company on the Closing Date; provided, however, that the aggregate amount of such out-of-pocket expenses to be paid by the Company shall be less than or equal to $75,000. Such other expenses shall be paid promptly by the Company as and when payment thereof is requested by the Partnership. The obligations provided for in this Section
15.4 shall survive any termination of this Agreement.

            15.5 Loss or Destruction of a Senior Note. Upon receipt of notice of the loss, theft, destruction or mutilation of any Senior Note and upon reimbursement to the Company of all reasonable expenses incident thereto, and upon surrender or cancellation of such Senior Note, if mutilated, the Company shall make and deliver a new Senior Note of like tenor in lieu of the lost, stolen, destroyed or mutilated Senior Note.

            15.6 Indemnification Generally. The Company agrees to indemnify and hold harmless Software Funding, the Partnership and each Holder, each of their subsidiaries, directors, officers, employees, partners and Affiliates, to the maximum extent permitted by law, from and against any and all liability (including, without limitation, reasonable legal fees incurred in defending against any such liability) under, arising out of or relating to this Agreement and the other Purchaser Documents, the transactions contemplated hereby or thereby or in connection herewith or therewith, and all action or failures to act and the transactions contemplated hereby and thereby, including (to the maximum extent permitted by law) any liability arising under Federal or state securities laws, except to the extent such liability shall result from any act or omission on their part constituting willful misconduct or gross negligence. The obligations of the Company under this Section 15.6 shall survive and continue to be in full force and effect notwithstanding the termination of this Agreement.


            15.7 Governing Law. This Agreement and the other agreements and instruments executed as provided herein and therein, and the rights and obligations of the parties hereunder and thereunder and under the Senior Notes and Warrants, shall be construed and interpreted in accordance with and governed by the internal laws of the State of Delaware.



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
            15.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            15.9 Captions; Gender. The descriptive headings of the Sections of this Agreement are inserted for convenience only and shall not affect the meaning, construction or interpretation of any of the provisions hereof. The use of the neuter form of a pronoun shall be deemed, where appropriate, to include the masculine and feminine forms of such pronoun.

      IN WITNESS WHEREOF, the parties have executed this Agreement.

                               "COMPANY"

                                WO CONSULTING, INC.


                                By:  /s/  ERIC J. SCHEDELER
                                     -----------------------------
                                     Eric J. Schedeler, President


                                By:  /s/  STUART N. RUBIN
                                     -----------------------------
                                     Stuart N. Rubin, Chief Financial Officer


                                "PARTNERSHIP"

                                SCOTTSDALE TECHNOLOGIES-I, LTD.

                                By:  Software Funding Corp., its general partner

                                By:  /s/ STUART N. RUBIN
                                     -----------------------------
                                Name:  STUART N. RUBIN

                                Title:  VICE PRESIDENT



                                       32